Exhibit 10.1

AMENDED AND RESTATED
EXECUTIVE SEVERANCE PLAN
1.Establishment; Purpose.
(a)    Establishment. Prestige Consumer Healthcare Inc. (the “Company”) originally adopted this Prestige Consumer Healthcare Inc. Executive Severance Plan (formerly known as the Prestige Brands Holdings, Inc. Executive Severance Plan (the “Plan”)) effective as of November 1, 2017, and hereby amends and restates the Plan, as set forth in this document, effective as of October 29, 2018 (the “Effective Date”).
(b)    Purpose. The Plan is designed to provide for financial protection to certain key executives of the Company in the event of unexpected job loss, in order to encourage the continued attention of Participants who are expected to make substantial contributions to the success of the Company and thereby provide for stability and continuity of management. The Company also recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among the Company's management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders, and accordingly the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in the face of circumstances arising from the possibility of a Change in Control. This Plan supersedes all prior plans, policies and practices of the Company, including provisions of any employment agreement between any Participant and the Company, with respect to severance or separation pay for the Participant. The Plan is the only severance program for Participants.
2.    Definitions. For purposes of the Plan, the following terms have the meanings set forth below:
(a)    “Accrued Benefits” has the meaning given to that term in Section 4(a)(i) hereof.
(b)    “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.
(c)    “Annual Base Salary” means, at any time, the Participant’s then annual rate of base salary in effect as of the Date of Termination, including any amounts deferred under the qualified retirement plan or nonqualified deferred compensation plan, but excluding amounts (i) received under short-term or long-term incentive or other bonus plans, regardless of whether or not the amounts are deferred, or (ii) designated by the Company as payment toward reimbursement of expenses.
(d)    “Annual Incentive” means an annual, cash-based incentive payment under the Company’s short-term cash-based annual incentive plan.

(e)    “Board” means the Board of Directors of the Company, as constituted at any time.
(f)    “Bonus Amount” means, for a Tier 1 or Tier 2 Participant, an amount equal to his Target Annual Incentive.
(g)    “Cause” means a good faith determination by the Board that any of the following has occurred:

(i)
Any willful act by the Participant involving fraud and any breach by the Participant of applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, investments, regulation of the Company’s business and the like;

(ii)	Attendance at work under the influence of drugs or alcohol or otherwise being found in possession of any prohibited drug or substance, possession of which would amount to a criminal offense;

(iii)	The Participant’s personal dishonesty or willful misconduct, in each case in connection with his employment by the Company;

(iv)	Breach of fiduciary duty or breach of the duty of loyalty to the Company;

(v)	Assault or other act of violence against any employee of the Company or other person during the course of his employment;

(vi)
The Participant’s conviction of, or entry of a plea of guilty or nolo contendere or no contest with respect to: (a) any felony (including pleading guilty or nolo contendere to a felony or lesser charge with results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Company, or (b) any crime connected with the business of the Company;

(vii)	Intentional breach by the Participant of the Protective Covenants (as defined herein);

(viii)
The Participant’s violation of the Company’s policy against harassment, its equal employment opportunity policy, or the Company’s code of business conduct, or a material violation of any other policy or procedure of the Company; or

(ix)
The willful continued failure of the Participant to perform substantially the Participant’s duties with the Company (other than any such failure resulting from incapacity due to Disability) if not cured within 30 days after a written demand for substantial performance is delivered to the Participant by the Board (or, in the case of Tier 2 Participants before a Change in Control, the Company’s Chief Executive Officer) that specifically identifies the manner in which the Board or the Chief Executive Officer, as applicable, believes that the Participant has not substantially performed the Participant’s duties. For clarity, the failure of the Company to meet its business plans shall not be, in and of itself, grounds for Termination for Cause.
No act, or failure to act, on a Participant's part shall be deemed "willful" for purposes of this definition of Cause unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's act, or failure to act, was in the best interest of the Company, and in the event of a dispute concerning the application of this definition of Cause, no claim by the Company that Cause exists shall be given effect unless the Company establishes by clear and convincing evidence that Cause exists.
(h)    “Change in Control” means the occurrence of one of the following events:

(i)
if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)
during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)
consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) where the individuals who comprise the Board immediately prior thereto constitute immediately thereafter at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a Subsidiary, the ultimate Parent thereof; or

(iv)	consummation of a plan of complete liquidation of the Company or a sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
(i)    “Code” means the Internal Revenue Code of 1986, as amended.
(j)    “Committee” means the Compensation and Talent Management Committee of the Board or any other committee designated by the Board to administer this Plan.
(k)    “Company” means Prestige Consumer Healthcare Inc. and, except for purposes of the definition of Change in Control, its Affiliates, and any successor to their respective business or assets, by operation of law or otherwise.
(l)    “Competitive Position” means any employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between the Participant and any person or Entity engaged in the business of (i) dental devices for interdental cleaning, including floss picks, and for treatment or management of bruxism, (ii) OTC eye care products, (iii) women’s health products, including vaginal antifungals, douches, wipes and washes, (iv) analgesics, including powdered and liquid products, or (v) any other business acquired by the Company after the Effective Date which represents fifteen percent (15%) or more of the consolidated revenues or EBITDA of the Company for the trailing twelve (12) months ending on the last day of the last completed calendar month immediately preceding the Participant’s Date of Termination, in each case whereby the Participant is required to or performs services on behalf of or for the benefit of such person or Entity which are substantially similar to the services in which the Participant participated or that he directed or oversaw while employed by the Company.
(m)    “Confidential Information” means any and all data and information relating to the PBH Entities, their activities, business, or clients that (i) is disclosed to the Participant or of which the Participant becomes aware as a consequence of his employment with the PBH Entities; and (ii) is not generally known outside of the PBH Entities. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the PBH Entities: trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the PBH Entities, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the PBH Entities. In addition to data and information relating to the PBH Entities, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the PBH Entities by such third party, and that the PBH Entities has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the PBH Entities.
(n)    “Date of Termination” means (i) if the Participant's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Participant shall not have returned to the full-time performance of the Participant's duties during such thirty (30) day period), and (ii) if the Participant's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Participant for Good Reason, shall not be less than thirty (30) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).
(o)    “Disability” means, as reasonably determined by the Board, that the Participant has become unable to perform the essential functions of his regular duties and responsibilities, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of one hundred and twenty (120) substantially consecutive days.
(p)    “Effective Date” has the meaning given to that term in Section 1(a) hereof.
(q)    “Employee” means a full-time salaried employee of the Company.
(r)    “Entity” or “Entities” means any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.
(s)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(t)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(u)    “Exempt Person” means any employee benefit plan of the Company or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company.
(v)    “Good Reason” means:

(i)
Other than his removal for Cause, a material diminution in the Participant’s authority, duties or responsibilities; but excluding, for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

(ii)	A material reduction by the Company in the Participant’s Annual Base Salary as in effect from time to time;

(iii)	A material reduction by the Company in the Participant’s Target Annual Incentive unless, before a Change in Control, such reduction is a part of an across-the-board decrease in target incentive bonuses affecting all other executive officers;

(iv)	After a Change in Control, a material reduction in the Participant’s long-term incentive opportunity;

(v)
The Company’s requiring the Participant, without his consent, to be based at any office or location more than fifty (50) miles from the Company’s current headquarters in Tarrytown, New York; provided, however, that Good Reason shall not include any relocation that results in the Participant’s principal office being closer to the Participant’s then-principal residence;

(vi)	A material breach by the Company, any Subsidiary or any Affiliate of any material written agreement between the Participant and the Company or such Subsidiary or Affiliate; or

(vii)	The Company’s breach of Section 13(a) hereof.
Good Reason shall not include the Participant’s death or Disability. The Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder, provided that the Participant must deliver written notice to the Board setting forth with specificity any circumstance he believes in good faith constitutes Good Reason within ninety (90) days after initial occurrence of such circumstance or be foreclosed from raising such circumstance thereafter. The Company shall have an opportunity to cure any claimed event of Good Reason (if susceptible of cure) within thirty (30) days of notice from the Participant before the Participant may terminate for Good Reason. For purposes of any determination regarding the existence of Good Reason following a Change in Control, any claim by the Participant that Good Reason exists shall be presumed to be correct unless the Company establishes by clear and convincing evidence that Good Reason does not exist.
(w)    “Intellectual Property Rights” means all intellectual property rights worldwide arising under statutory or common law or by contract and whether or not perfected, pending, now existing or hereafter filed, issued, or acquired, including all (a) patent rights; (b) rights associated with works of authorship including copyrights and mask work rights; (c) rights relating to the protection of trade secrets and confidential information; (d) trademarks, service marks, trade dress, and trade names; and (e) any right analogous to those set forth herein and any other proprietary rights relating to intangible property.
(x)    “Invention” means any discovery, process, formula, method, compound, composition of matter, technique, development, improvement, design, schematic, device, concept, system, technical information, or know-how, whether patentable or not, and any and all patent rights therein, whether now or hereafter perfected and reduced to practice.
(y)    “Letter Agreement” means the letter from the Company to a selected executive notifying such executive of his selection for participation in this Plan.

(z)    “Non-Exempt Deferred Compensation” means non-exempt “deferred compensation” for purposes of Section 409A of the Code.
(aa)    “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Plan relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 calendar days after the giving of such notice). Any purported termination of the Participant's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 16 hereof. Any Notice of Termination for Cause following a Change in Control must include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant's counsel, to be heard before the Board) finding that the Participant was guilty of conduct set forth in the definition of Cause (and otherwise subject to the terms and conditions of such definition) and specifying the particulars thereof in detail.
(bb)    “Other Benefits” has the meaning given to that term in Section 4(a)(vi) hereof.
(cc)    “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company.
(dd)    “Participant” means any individual who (i) is an Employee at the time he is designated by the Board or the Committee as a Tier 1 Participant or Tier 2 Participant in this Plan, and (ii) signs and delivers to the Company a written acknowledgement that he is entitled to the benefits, and subject to the obligations, of a Participant under this Plan in the form attached hereto as Exhibit B.
(ee)    “PBH Entities” means the Company or any of its Affiliates.
(ff)    “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.
(gg)    “Plan” has the meaning given to that term in Section 1(a) hereof.
(hh)    “Protective Covenants” means the protective covenants contained in Section 7 hereof.
(ii)    “Protected Work” means any and all ideas, Inventions, Works, hardware systems, logos, trade dress, trademarks, service marks, brand names, and trade names (i) conceived, developed or produced by the Participant, in whole or in part, alone or by others working with the Participant or under his direction, during the period of his employment, (ii) conceived, produced or used or intended for use by or on behalf of the Company or its customers or (iii) conceived, developed or produced by the Participant after the Participant leaves the employ of the Company that relates to or is based on Confidential Information to which the Participant had access by virtue of his employment with the Company.

(jj)    “Qualified Termination” means any termination of a Participant’s employment: (i) by the Company other than for Cause, Disability or death; or (ii) by the Participant for Good Reason, in each case during the Term of the Plan.
(kk)    “Release” has the meaning given to that term in Section 5 hereof.
(ll)    “Restricted Period” means during employment plus eighteen (18) months following termination of a Tier 1 Participant’s employment hereunder or twelve (12) months following termination of a Tier 2 Participant’s employment hereunder; provided, however, that the Restricted Period shall be extended for a period of time equal to any period(s) of time within the eighteen (18) month or twelve (12) month period, as applicable, following termination of the Participant’s employment hereunder that the Participant is determined by a court of competent jurisdiction to have engaged in any conduct that violates Section 7 hereof or any sections or subsections thereof, the purpose of this provision being to secure for the benefit of the Company the entire Restricted Period being bargained for by the Company for the restrictions upon the Participant’s activities.
(mm)    “Severance Amount” means the Severance Multiple times the sum of the Participant’s Annual Base Salary and Bonus Amount.
(nn)    “Severance Multiple” means, in respect of a Qualified Termination before or more than twenty-four (24) months following a Change in Control, 1.5 in the case of Tier 1 Participants and 1.0 in the case of Tier 2 Participants and, in respect of a Qualified Termination upon or after but not more than twenty-four (24) months following a Change in Control, 2.5 in the case of Tier 1 Participants and 2.0 in the case of Tier 2 Participants.
(oo)    “Severance Payment Period” means in respect of a Qualified Termination before or more than twenty-four (24) months following a Change in Control, twelve (12) months and, in respect of a Qualified Termination upon or after but not more than twenty-four (24) months following a Change in Control, eighteen (18) months, in each case, commencing on the Date of Termination.
(pp)    “Subsidiary” means any corporation, limited liability company, partnership or other entity, domestic or foreign, of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.
(qq)    “Target Annual Incentive” means a Participant’s then-current target Annual Incentive opportunity.
(rr)    “Term” has the meaning given to that word in Section 17 hereof.
(ss)    “Territory” means (i) each of the United States of America, and (ii) any country other than the United States of America in which the Company shall transact business and in which the Participant has provided services on behalf of the PBH Entities.
(tt)    “Tier 1 Participant” means any Employee of the Company serving in the position of a senior officer designated by the Committee as a Tier 1 Participant.
(uu)    “Tier 2 Participant” means any Employee of the Company serving in the position of a senior officer designated by the Committee as a Tier 2 Participant.

(vv)    “Works” means any works of authorship, compilations, documents, data, notes, designs, photographs, artwork, drawings, visual or aural works, data bases, computer programs, software (source code and object code), systems, programs, software integration techniques, schematics, flow charts, studies, research, findings, manuals, pamphlets, instructional and training materials and other materials, including, without limitation, any modifications or improvements thereto or derivatives therefrom, and whether or not subject to copyright or trade secret protection.
(ww)    “Work Product” means all tangible work product, property, data, documentation, “know-how,” concepts or plans, inventions, improvements, techniques and processes relating to the PBH Entities that were conceived, discovered, created, written, revised or developed by the Participant during the term of his employment with the Company.
3.    Participation.
(a)    Designation of Participants. Eligibility to participate in the Plan shall be limited to those key Employees of the Company who (i) are designated as Tier 1 or Tier 2 Participants by the Committee, in its sole discretion, and (ii) following such designation, deliver to the Company a properly executed copy of the Letter Agreement confirming the Employee’s eligibility for this Plan and agreement to the terms of the Plan and the Letter Agreement within thirty (30) days after receipt thereof. The Committee shall limit the class of persons designated as Participants in the Plan to a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA. In lieu of expressly designating Tier 2 Participants for Plan participation, the Committee may establish eligibility criteria (consistent with the provisions of this Section 3(a)) providing for participation of one or more Employees qualifying as Tier 2 Participants who satisfy such criteria.
(b)    Duration of Participation. A Participant shall cease to be a Participant in this Plan if: (i) the Participant ceases to be employed by the Company, unless such Participant is then entitled to a severance benefit as provided in Section 4(a) of this Plan; or (ii) the Committee removes the Employee as a Participant before a Change in Control by notice to the Employee in accordance with Section 16 hereof (and for the avoidance of doubt, no person will be removed as a Participant during the twenty-four (24) month period following a Change in Control). Further, participation in this Plan is subject to the unilateral right of the Committee to terminate or amend the Plan in whole or in part as provided in, and subject to the limitations of, Section 17 hereof. Notwithstanding anything herein to the contrary, a Participant who is then entitled to a severance benefit as provided in Section 4(a) of this Plan shall remain a Participant in this Plan until the amounts and benefits payable under this Plan have been paid or provided to the Participant in full. Any severance benefits to be provided to a Participant under this Plan are subject to all of the terms and conditions of the Plan, including Sections 5 and 7.
(c)    No Employment Rights. Participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing in the Plan will limit or affect in any manner the right of the Company to terminate the employment or adjust the compensation of a Participant at any time and for any reason (with or without Cause).
4.    Severance Benefits.

(a)    Qualified Termination. Subject to compliance with Sections 5 and 7 hereof, in the event that a Participant incurs a Qualified Termination, the Participant shall be entitled to the compensation and benefits set forth in this Section 4(a).

(i)
Accrued Benefits. The Company shall pay or provide to the Participant the sum of: (A) the Participant’s Annual Base Salary earned through the Date of Termination, to the extent not previously paid; (B) any Annual Incentive payable for services rendered in the fiscal year preceding the fiscal year in which the Date of Termination occurs that has not been paid on or prior to the Date of Termination based on actual performance against the target levels; (C) any accrued but unused vacation time in accordance with Company policy; and (D) reimbursement for any unreimbursed business expenses incurred through the Date of Termination in accordance with Company policy (the sum of the amounts described in clauses (A) through (D) shall be referred to as the “Accrued Benefits”). The Accrued Benefits shall be paid in a single lump sum within sixty (60) calendar days after the Date of Termination or such earlier date as may be required by the applicable Company plan or policy or by applicable law.

(ii)	Severance Payments. The Company shall pay to the Participant an amount equal to the Severance Amount. The Severance Amount shall be subject to applicable withholding and shall be payable:

(A)
In respect of any Qualified Termination that occurs before or more than twenty-four (24) months following a Change in Control, during the Severance Payment Period in approximately equal installments in accordance with the Company regular payroll practices, commencing with the Company’s first regular payroll that occurs after the sixtieth (60th) day (but in any event not more than seventy-four (74) days) following the Date of Termination; provided that the first such payment shall consist of all amounts payable to the Participant pursuant to this Section 4(a)(ii) between the Date of Termination and the payment date; and

(B)
In respect of any Qualified Termination that occurs upon or after but not more than twenty-four (24) months following a Change in Control, in a single lump sum within sixty (60) calendar days after the Date of Termination.

(iii)
COBRA Payments. If the Participant elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which the Participant and/or the Participant’s eligible dependents would be entitled under Section 4980B of the Code (COBRA), then the Company shall pay to the Participant an amount (the “COBRA Payments”) equal to the excess of (x) the COBRA cost of such coverage for each month during the Severance Payment Period over (y) the amount that the Participant would have had to pay for such coverage if he had remained employed during the Severance Payment Period and paid the active employee rate for such coverage, less withholding for taxes and other similar items, payable in approximately equal installments, either monthly or consistent with the Company’s payroll practices, over a period of time equal to the Severance Payment Period and commencing with the Company’s first regular payroll that occurs after the sixtieth (60th) day (but in any event not more than seventy-four (74) days) following the Date of Termination; provided that the first such payment shall consist of all amounts payable to the Participant pursuant to this Section 4(a)(iii) between the Date of Termination and the payment date; provided, however, that (i) that if the Participant becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise, the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (ii) the Severance Payment Period shall only run for the period during which the Participant is eligible to elect health coverage under COBRA and timely elects such coverage; and (iii) to the extent provision of such benefit on a pre-tax basis would cause it not to qualify for favorable tax treatment under the Code, the Company-paid portion of the monthly premium for such group health benefits, determined in accordance with Code Section 4980B and the regulations thereunder, shall be treated as taxable compensation by including such amount in the Participant’s income in accordance with applicable rules and regulations.

(iv)
Pro-Rated Annual Incentive. The Company shall pay to the Participant a pro-rata portion of the Participant’s Annual Incentive for the year in which his Date of Termination occurs. Such amount shall be subject to applicable withholding and shall be payable:

(A)
In respect of any Qualified Termination that occurs before or more than twenty-four (24) months following a Change in Control, in the amount that would otherwise be paid if his employment had not terminated based on the actual results for such year at the same time that Annual Incentives for such year are paid to other senior executives of the Company and no later than two and one-half months after the year of the Qualified Termination; and

(B)
In respect of any Qualified Termination that occurs upon or after but not more than twenty-four (24) months following a Change in Control, in a single lump sum within sixty (60) calendar days after the Date of Termination equal to his Target Annual Incentive (or, if greater, the Annual Incentive that would have been payable at the actual level of performance through the Date of Termination);

in each case multiplied by a fraction, the numerator of which is the number of days during the fiscal year of the Qualified Termination that the Participant is employed by the Company and the denominator of which is 365, and in lieu of (and not in duplication of) any amount otherwise payable to the Participant under the Annual Incentive plan for such fiscal year.

(v)
Outplacement Services. In respect of any Qualified Termination that occurs upon or after but not more than twenty-four (24) months following a Change in Control, outplacement services suitable to Participant’s position until the earlier of (A) the end of the Severance Payment Period and (B) the Participant’s acceptance of an offer of full-time employment from a subsequent employer.

(vi)
Other Benefits. To the extent not previously paid or provided, the Company shall pay or provide, or cause to be paid or provided, to the Participant (or his beneficiary or estate) any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.

(b)    Other Terminations. If a Participant’s employment is terminated for Cause or as a result of the Participant’s Disability or death, or if the Participant voluntarily terminates his employment other than for Good Reason, then the Company shall pay or provide to the Participant the Accrued Benefits, payable in accordance with Section 4(a)(i) of this Plan, and the Other Benefits, and no further amounts shall be payable to the Participant under this Section 4 after the Date of Termination.
(c)    Notice of Termination. Any termination by the Company for Cause or by Participant for Good Reason shall be communicated by Notice of Termination to the Participant and to the Company in accordance with Section 16 and as stated in the Cause and Good Reason definitions, respectively. The failure by the Company or the Participant to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Participant hereunder or preclude the Company or the Participant from asserting such fact or circumstance in enforcing the Company’s or the Participant’s rights hereunder.
(d)    Resignation from All Positions. Notwithstanding any other provision of this Plan, upon the termination of a Participant’s employment for any reason, unless otherwise requested by the Company, the Participant shall immediately resign from all officer and director positions that he may holds with the Company. As a condition of receiving any severance benefits under this Plan, each Participant shall execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

5.    Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to provide any severance payment or benefit under Section 4(a)(ii), (iii), (iv) or (v) hereof unless the Participant has executed, within forty-five (45) days after the Date of Termination, and not timely revoked a separation agreement which includes a general release of claims, substantially in the form attached hereto as Exhibit C (the “Release”).
6.    No Mitigation. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.
7.    Protective Covenants.
(a)    Nondisclosure of Confidential Information. The Participant agrees that he shall not, directly or indirectly, use any Confidential Information on the Participant’s own behalf or on behalf of any Person other than the Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. The Participant further agrees that he shall fully cooperate with the Company in maintaining the confidentiality of Confidential Information to the extent permitted by law. The Company and the Participant acknowledge and agree that this Section 7(a) is not intended to, and does not, alter either the Company’s rights or the Participant’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.
(b)    Proprietary Rights.

(i)
The Participant acknowledges and agrees that any and all Confidential Information and Protected Works, and all Intellectual Property Rights therein, are the sole and exclusive property of the Company, and that no compensation in addition to the Participant’s base salary is due to the Participant for development, assignment or transfer of Protected Works. The Participant acknowledges and agrees that all Works related to or useful in the business of the Company, whether created within or without the Company’s facilities and before, during or after normal business hours, are specifically intended to be “works made for hire” by the Participant created within the scope of employment with the Company, and constitute Protected Works. The Participant hereby waives any and all moral rights he may have to the Works in the United States and all other countries, including, without limitation, any rights the Participant may have under 17 U.S.C. § 106A.

(ii)
The Participant will promptly and fully disclose in writing to the Company the existence of any Protected Works and maintain adequate written records of all Protected Works, which records remain the exclusive property of the Company.

(iii)
The Participant hereby assigns and transfers, and agrees to assign and transfer, all of his rights, title and interest, as and when those rights arise, in any and all Protected Works, including all Intellectual Property Rights therein, to the Company. If and to the extent it is impossible as a matter of law to assign rights, including, without limitation, Intellectual Property Rights in any portion of the Protected Works to the Company, the Participant hereby grants to the Company an exclusive, irrevocable, perpetual, transferable, fully paid-up, royalty-free, worldwide and unlimited right and license (with right to sublicense) to make (including the right to practice methods, processes and procedures), have made, sell, import, export, distribute, use and exploit in any possible ways (including, but not limited to, modify, copy, amend, translate, display, further develop, prepare derivative works of, distribute and sublicense) all Intellectual Property Rights pertaining to the Protected Works, and any portion of it. The Participant shall not be entitled to use Protected Works for his own benefit or the benefit of anyone, except the Company, without written permission from the Company and then only subject to the terms of such permission. The Participant agrees that he will not oppose or object in any way to applications for registration of Protected Works by the Company or others designated by the Company. The Participant agrees to exercise reasonable care to avoid making Protected Works available to any third party and shall be liable to the Company for all damages and expenses, including reasonable attorneys’ fees, if Protected Works are made available to third parties by him, without the express written consent of the Company.
Anything herein to the contrary notwithstanding, the Participant will not be obligated to assign to the Company any Invention or Work for which no equipment, supplies, facilities, or Confidential Information of the Company was used and which was developed entirely on the Participant’s own time, unless (i) the Invention or Work relates (A) directly to the business of the Company, or (B) to the Company’s actual or demonstrably anticipated research or development; or (ii) the Invention or Work results from any work performed by the Participant for the Company. The Participant likewise will not be obligated to assign to the Company any Invention or Work that is conceived by the Participant after the Participant leaves the employ of the Company, except that the Participant is so obligated if the same relates to or is based on Confidential Information to which the Participant had access by virtue of his employment with the Company. Similarly, the Participant will not be obligated to assign any Invention or Work to the Company that was conceived and reduced to practice prior to his employment, regardless of whether such Invention or Work relates to or would be useful in the business of the Company.

(iv)
The Participant will, during and after his employment, communicate to the Company any facts known to him regarding the Protected Works and, at the Company’s request, testify in any legal proceedings, sign all lawful papers, make all rightful oaths, execute and deliver all transfers, assignments, instruments and papers (including, without limitation, applications for registration, divisionals, continuations, continuations-in-part, foreign counterparts, or reissue applications) and take such further action as may be considered necessary by Company to carry into full force and effect the assignment, transfer, and conveyance made or to be made of title to the Protected Works and all Intellectual Property Rights therein clearly and exclusively to the Company and to enforce and defend the Company’s rights therein.
(c)    Return of Materials. The Participant agrees that he will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the Date of Termination, or at any other time the Company requests such return, any and all property of the Company that is in his possession or subject to his control, including, but not limited to, customer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, equipment, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Protected Works and Confidential Information belonging to the Company or that the Participant received from or through his employment with the Company. The Participant will not make, distribute, or retain copies of any such information or property. To the extent that the Participant has electronic files or information in his possession or control that belong to the Company, contain Confidential Information, or constitute Protected Works (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Date of Termination, or at any other time the Company requests, the Participant shall (a) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (b) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (c) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted. The Participant agrees that he will reimburse the Company for all of its costs, including reasonable attorneys’ fees, of recovering the above materials and otherwise enforcing compliance with this provision if he does not return the materials to the Company or take the required steps with respect to electronic information or files on or prior to the Date of Termination or at any other time the materials and/or electronic file actions are requested by the Company or if the Participant otherwise fails to comply with this provision.
(d)    Non-Interference with Employees. The Participant recognizes and acknowledges that, as a result of his employment by the Company, he will become familiar with and acquire knowledge of Confidential Information regarding the other executives and employees of the PBH Entities. Therefore, the Participant agrees that, during the Restricted Period, the Participant shall not encourage, solicit or induce or attempt to induce or persuade any person employed or retained by any of the PBH Entities to end his employment or engagement, as applicable, with a PBH Entity or to violate any policy of any PBH Entity or any confidentiality, non-competition or employment agreement that such person may have with a PBH Entity. Furthermore, neither the Participant nor any person acting in concert with the Participant nor any of the Participant’s affiliates shall, during the Restricted Period, offer employment or hire any person who directly reported to the Participant while such person was employed or retained, as applicable, by any of the PBH Entities, unless that person has ceased to be an employee, agent or consultant of the

PBH Entities for at least six (6) months or such person’s employment or engagement with a PBH Entity, as applicable, was involuntarily terminated by such PBH Entity.
(e)    Non-Competition. The Participant covenants and agrees to not obtain or work in a Competitive Position within the Territory during the Restricted Period; provided, however, that such prohibited activity will not include the passive ownership of not more than 2% of the outstanding stock of any class of a publicly-traded corporation, so long as the Participant has no active participation in the business of such corporation. The Participant and the Company recognize and acknowledge that the scope, area and time limitations contained in this Section 7 are reasonable and are properly required for the protection of the business interests of Company due to the Participant’s status and reputation in the industry and the knowledge to be acquired by the Participant through his association with the Company’s business and the public’s close identification of the Participant with the Company and the Company with the Participant. Further, the Participant acknowledges that his skills are such that he could easily find alternative, commensurate employment or consulting work in his field that would not violate any of the provisions of this Section 7. The Participant acknowledges and understands that, as consideration for his agreement with the terms of this covenant not to compete, the Participant may receive benefits from the Company in accordance with this Plan.
(f)    Permitted Disclosures. Notwithstanding anything herein to the contrary, the Participant shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, the Participant shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by the Participant; or (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and the Participant shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that the Participant has made such reports or disclosures. Further, pursuant to 18 U.S.C. § 1833(b), the Participant understands and acknowledges that he will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (x) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Participant’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Participant understands that if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if the Participant (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Plan or any other agreement that the Participant has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
(g)    Remedies.

(i)	The Participant understands and acknowledges that his violation of this Section 7 or any section or subsection thereof would cause irreparable harm to Company, and the Company shall be entitled to, in addition to any other right or remedy, an injunction by any court of competent jurisdiction enjoining and restraining the Participant from any employment, service, or other act prohibited by this Section 7. The Company and the Participant agree that nothing in this Section 7 shall be construed as prohibiting Company from pursuing any remedies available to it for any breach or threatened breach of this Section 7 or any section or subsection thereof, including, without limitation, the recovery of damages from the Participant or any person or entity acting in concert with the Participant. Furthermore and in recognition that certain severance payments are being agreed to in reliance upon the Participant’s compliance with this Section 7 after termination of his employment, in the event the Participant breaches any of provisions of this Section 7, any unpaid amounts (e.g., those provided under Section 4(a)(ii), (iii) or (iv)) shall be forfeited and Company shall not be obligated to make any further payments or provide any further benefits to the Participant following any such breach; provided however that prior to any such forfeiture, the Participant shall be given written notice of any breach of any such provisions and the Participant shall have ten (10) days to cure any such breach, if such breach is capable of being cured.

(ii)
The Participant acknowledges and agrees that each of the Protective Covenants is reasonable and valid in time and scope and in all other respects. The Company and the Participant agree that it is their intention that the Protective Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Protective Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Protective Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Plan or such Protective Covenant. If any of the provisions of the Protective Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Plan shall be valid and enforceable.

8.    Effect on Other Plans, Agreements and Benefits.
(a)    Relation to Other Benefits. Unless otherwise provided herein, nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company for which the Participant may qualify, nor, except as explicitly set forth in this Plan, shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company. Further, the Participant’s voluntary termination of employment, with or without Good Reason as might be applicable, shall in no way affect the Participant’s ability to terminate employment by reason of the Participant’s “retirement” under, or to be eligible to receive benefits under, any compensation and benefits plans, programs or arrangements of the Company, including, without limitation, any retirement or pension plans or arrangements or substitute plans adopted by the Company, and any termination which otherwise qualifies as Good Reason shall be treated as such even it is also a “retirement” for purposes of any such plan. Any economic or other benefit to a Participant under this Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement, workers compensation or other benefit or compensation plan maintained by the Company (except to the extent provided otherwise in any such plan with respect to Accrued Benefits).
(b)    Non-Duplication. Notwithstanding the foregoing provisions of Section 8(a), and except as specifically provided below, any severance benefits received by a Participant pursuant to this Plan shall be in lieu of any general severance policy or other severance plan maintained by the Company (other than a stock option, restricted stock, share or unit, performance share or unit, long-term incentive award, annual incentive award, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment). Further, as a condition of participating in this Plan, each Participant who is a party to an employment agreement or offer letter with the Company that otherwise would provide for severance benefits acknowledges and agrees that the severance benefits payable under this Plan shall be in lieu of and in full substitution for (and not in duplication of), any right to severance benefits under any such employment agreement or offer letter with the Company.
9.    Certain Tax Matters.
(a)    Code Section 409A.

(i)
General. This Plan shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under this Plan is not warranted or guaranteed. Neither the Company nor Parent nor any of their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant as a result of the application of Section 409A of the Code.

(ii)
Definitional Restrictions. Notwithstanding anything in this Plan to the contrary, to the extent that any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable hereunder by reason of a Participant’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). If this provision prevents the payment or distribution of any Non-Exempt

Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service”.

(iii)
Treatment of Installment Payments. Each payment under Section 4(a)(ii), (iii) and (iv) of this Plan, as applicable, including, without limitation, each installment payment, shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(iv)
Timing of Release of Claims. Whenever in this Plan a payment or benefit is conditioned on the Participant’s execution of a Release, such Release must be executed and all revocation periods shall have expired within sixty (60) days after the Date of Termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation then, to the extent required to avoid imposition of any tax under Section 409A of the Code, if the timing of execution of the Release affects whether the payment or benefit would commence or be made in the calendar year of the Date of Termination or a subsequent year, the payment or benefit shall commence or be made in the subsequent year.

(v)
Timing of Reimbursements and In-Kind Benefits. If the Participant is entitled to be paid or reimbursed for any taxable expenses under this Plan, and such payments or reimbursements are includible in the Participant’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of the Participant to reimbursement of expenses under the Plan shall be subject to liquidation or exchange for another benefit.

(vi)
Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to a Participant of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).

(vii)
Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-

month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within thirty (30) days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

(viii)
Coordination of Benefits. Notwithstanding anything in the Plan to the contrary, if any severance payable under a plan or agreement covering a Participant as of the date such Participant becomes eligible to participate in this Plan constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement. Further, to the extent, if any, that provisions of this Plan affect the time or form of payment of any amount which constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if the Change in Control does not constitute a change in control event under Section 409A of the Code, the time and form (but not the amount) of payment shall be the time and form that would have been applicable in absence of a Change in Control.

(b)    Code Section 280G.

(i)
Notwithstanding anything in this the Plan to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of this the Plan or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payments to the Participant, a calculation shall be made comparing (i) the net after-tax benefit to the Participant of the Payments after payment by the Participant of the Excise Tax, to (ii) the net after-tax benefit to the Participant if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change in Control, as determined by the Determination Firm (as defined in Section 9(b) (ii) below). For purposes of this Section 9(b), present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 9(b), the “Parachute Value” of a Payment means the present value as of the date of the Change in Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(ii)
All determinations required to be made under this Section 9(b), including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Participant (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days after the receipt of notice from the Participant that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Participant was entitled to, but did not receive pursuant to Section 9(b)(i), could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

10.    Administration. The Committee shall have complete discretion to interpret where necessary all provisions of the Plan (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan), to make factual findings with respect to any issue arising under the Plan, to determine the rights and status under the Plan of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. Without limiting the generality of the foregoing, the Committee is hereby granted the authority (a) to determine whether a particular Employee is a Participant, and (b) to determine if a person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. The Committee may delegate, subject to such terms as the Committee shall determine, any of its authority hereunder to one or more officers of the Company. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such delegates as it relates to those aspects of the Plan that have been delegated.
11.    Claims for Benefits.
(a)    Filing a Claim. Any Participant or beneficiary who wishes to file a claim for benefits under the Plan shall file his claim in writing with the Company. Any such claim should be sent to the Company's General Counsel.
(b)    Review of a Claim. The Company shall, within 90 calendar days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than 180 calendar days after such receipt), send a written notification to the Participant or beneficiary as to its disposition. If the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant or beneficiary to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant or beneficiary may appeal the denial of his claim, including, without limitation, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse determination on appeal.
(c)    Appeal of a Denied Claim. If a Participant or beneficiary wishes to appeal the denial of his claim, he must request a review of such denial by making application in writing to the Committee within 60 calendar days after receipt of such denial. The Participant or beneficiary (or his duly authorized legal representative) may submit, in writing, issues and comments in support of his position. A Participant or beneficiary who fails to file an appeal within the 60-day period set forth in this Section 11(c) shall be prohibited from doing so at a later date or from bringing an action under ERISA.
(d)    Review of a Claim on Appeal. Within 60 calendar days after receipt of a written appeal (unless the Committee determines that special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 120 calendar days after such receipt), the Committee shall notify the Participant or beneficiary of the final decision. The final decision shall be in writing and shall include (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (iv) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA.
12.    Participants Deemed to Accept Plan. By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Committee, the Company, in any case in accordance with the terms and conditions of the Plan.
13.    Successors.
(a)    Company Successors. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. The Company shall require any such successor to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(b)    Participant Successors. The rights of a Participant to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 13(b), the Company shall have no liability or obligation to pay any amount so attempted to be assigned, transferred or delegated. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process. This Plan shall inure to the benefit of a Participant’s heirs, executors, administrators and legal representatives and beneficiaries.
14.    Unfunded Status. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.
15.    Withholding. The Company may withhold from any amounts payable under this Plan all federal, state, city or other taxes as the Company are required to withhold pursuant to any law or government regulation or ruling.
16.    Notices. Any notice provided for in this Plan shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to Participant shall be sent to the address of Participant most recently provided to the Company. Notices to the Company should be sent to Prestige Consumer Healthcare Inc. 660 White Plains Road, Suite 250, Tarrytown, NY 10591, Attention: General Counsel. Notice and communications shall be effective on the date of delivery if delivered by hand, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by first class mail.
17.    Amendments; Termination. The Committee expressly reserves the unilateral right, at any time, without the consent of the impacted Participant or Participants, to amend or terminate the Plan in whole or in part, including without limitation to remove individuals as Participants or to modify or eliminate all or any benefits under Section 4 hereof; provided that (a) no such action shall impair the rights of a Participant who previously has incurred a Qualified Termination unless such amendment, modification, removal or termination is agreed to in a writing signed by the Participant and the Company and (b) the Plan may not be terminated or amended during the twenty-four (24) months following a Change in Control in any manner that would adversely affect the benefits available to any Participant under the Plan (the period during which this Plan shall remain in effect subject to the limitations of this Section 17, the “Term”). Notwithstanding the above, the Committee may modify the Plan at any time without the executives' consent to comply with the requirements of Section 409A of the Code and any other rule, regulation, or statute, as determined by the Committee in its sole and absolute discretion. Section 7 and Section 18 shall survive the termination of this Plan.

18.    Applicable Law; Forum Selection; Consent to Jurisdiction. The Plan shall be governed by and construed and interpreted in accordance with the laws of the State of New York without giving effect to its conflicts of law principles. Employee agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state or federal courts of the State of New York. With respect to any such court action, the Participant hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both the Company and the Participant agree that the state and federal courts of the State of New York are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.
19.    Severability. Whenever possible, each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
20.    Continued Employment. Neither the establishment of this Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company, and all Participants shall remain subject to discharge to the same extent as if this Plan had never been adopted.
21.    Headings; Gender. Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof. References in this Plan to any gender include references to all genders, and references to the singular include references to the plural and vice versa.

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The foregoing is hereby acknowledged as being the Prestige Consumer Healthcare Inc. Executive Severance Plan as amended and restated and adopted by the Compensation and Talent Management Committee of the Board of Directors of Prestige Consumer Healthcare Inc. on October 29, 2018.

PRESTIGE CONSUMER HEALTHCARE INC.

/s/ Ronald M. Lombardi
Name: Ronald M. Lombardi
Title: Chief Executive Officer